Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Third Quarter Fiscal 2024 Results
ATLANTA, August 1, 2024 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and nine months ended June 30, 2024.
“Despite an affordability challenged new home sales environment and shifting consumer sentiment, we generated healthy results and continued to make progress towards our multi-year goals,” said Allan P. Merrill, the Company’s Chairman and Chief Executive Officer. “Revenue growth and cost control led to $53.5 million in Adjusted EBITDA and $0.88 of earnings per diluted share. We also repurchased approximately 450,000 shares of our common stock.”
Speaking to the Company’s multi-year goals, Mr. Merrill continued, “During the quarter we significantly increased our controlled lot position - primarily through options - providing clear visibility into our community count growth. Additionally, related to our Zero Energy Ready pledge, over 90% of our quarterly starts met this standard, and we reached the milestone of having certified more Zero Energy Ready homes to the DOE's Single Family National Program requirements than any builder in the country.”
Looking further out, Mr. Merrill concluded, "We're optimistic about the long-term prospects for the new home industry and Beazer in particular. With our experienced operating team, ample lot supply, healthy balance sheet, and industry-leading energy efficient homes, we're well-positioned to drive sustainable value for our shareholders in the years ahead.”
Beazer Homes Fiscal Third Quarter 2024 Highlights and Comparison to Fiscal Third Quarter 2023
•Net income from continuing operations was $27.2 million, or $0.88 per diluted share, compared to net income from continuing operations of $43.8 million, or $1.42 per diluted share, in fiscal third quarter 2023
•Adjusted EBITDA was $53.5 million, down 26.5%
•Homebuilding revenue was $589.6 million, up 3.3% on a 4.5% increase in home closings to 1,167, partially offset by a 1.1% decrease in average selling price (ASP) to $505.3 thousand
•Homebuilding gross margin was 17.3%, down 290 basis points compared to a year ago. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 20.3%, down 310 basis points
•SG&A as a percentage of total revenue was 11.9%, up 40 basis points
•Net new orders were 1,070, down 10.8% on a 23.9% decrease in orders per community per month to 2.4, partially offset by 17.2% increase in average community count to 146
•Backlog dollar value was $1.05 billion, up 3.6% on a 3.2% increase in ASP of homes in backlog to $536.9 thousand and a 0.4% increase in backlog units to 1,949
•Land acquisition and land development spending was $201.1 million, up 52.7% from $131.6 million
•Repurchased $12.9 million of the Company's outstanding common stock through open market transactions
•Unrestricted cash at quarter end was $73.2 million; total liquidity was $328.2 million
•Total debt to total capitalization ratio of 47.6% at quarter end compared to 48.4% a year ago. Net debt to net capitalization ratio of 45.8% at quarter end compared to 40.3% a year ago
The following provides additional details on the Company's performance during the fiscal third quarter 2024:
Profitability. Net income from continuing operations was $27.2 million, generating diluted earnings per share of $0.88. Third quarter adjusted EBITDA of $53.5 million was down $19.3 million, or 26.5%, primarily due to lower operating margin.
Orders. Net new orders for the third quarter decreased to 1,070, down 10.8% from 1,200 in the prior year quarter, primarily driven by a 23.9% decrease in sales pace to 2.4 orders per community per month, down from 3.2 in the prior year quarter, partially offset by a 17.2% increase in average community count to 146 from 124 a year ago. The cancellation rate for the quarter was 18.6%, up from 16.1% in the prior year quarter.

Backlog. The dollar value of homes in backlog as of June 30, 2024 was $1.05 billion, representing 1,949 homes, compared to $1.01 billion, representing 1,941 homes, at the same time last year. The ASP of homes in backlog was $536.9 thousand, up 3.2% versus the prior year quarter.
Homebuilding Revenue. Third quarter homebuilding revenue was $589.6 million, up 3.3% year-over-year. The increase in homebuilding revenue was driven by a 4.5% increase in home closings to 1,167 homes, partially offset by a 1.1% decrease in the ASP to $505.3 thousand. The increase in closings was primarily due to higher beginning backlog as well as improved construction cycle times.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 20.3% for the third quarter, down from 23.4% in the prior year quarter as a result of increased share of speculative home closings which generally have lower margins than "to be built" homes, changes in product and community mix, and an increase in closing cost incentives.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 11.9% for the quarter, up 40 basis points year-over-year primarily due to higher commissions expense and higher sales and marketing costs as the Company prepares for new community activations.
Land Position. For the current fiscal quarter, land acquisition and land development spending was $201.1 million, up 52.7% year-over-year. Controlled lots increased 24.9% to 28,365, compared to 22,719 from the prior year quarter. Excluding land held for future development and land held for sale lots, active lots controlled were 27,822, up 26.1% year-over-year. As of June 30, 2024, the Company controlled 55.5% of its total active lots through option agreements compared to 52.2% as of June 30, 2023.
Share Repurchases. During the quarter, the Company repurchased $12.9 million of its outstanding common stock through open market transactions at an average price per share of $28.41.
Liquidity. At the close of the third quarter, the Company had $328.2 million of available liquidity, including $73.2 million of unrestricted cash and $255.0 million of remaining capacity under the unsecured revolving credit facility, compared to total available liquidity of $541.1 million a year ago.
Michael Dunn Appointed as Senior Vice President, General Counsel and Corporate Secretary
The Company also today announced that Michael Dunn has been appointed to serve as the Company’s Senior Vice President, General Counsel and Corporate Secretary, in addition to his role as the Company’s Compliance Officer. Mr. Dunn is replacing Keith L. Belknap, who will be retiring from the Company on September 30, 2024. In connection with his retirement, Mr. Belknap stepped down from his role as the Company’s Executive Vice President, General Counsel and Corporate Secretary, effective as of July 31, 2024.
“Mike’s deep expertise across all legal matters at Beazer has been invaluable, and I am pleased to formally welcome him to the senior leadership team,” said Allan P. Merrill, Beazer’s Chairman and Chief Executive Officer. “He is well-qualified for his new responsibilities, and we look forward to his future contributions to the Company.”
Mr. Dunn has served as the Company’s Deputy General Counsel since January 2023. Mr. Dunn previously served as the Company’s Assistant General Counsel from March 2015 to January 2023 and has served as its Compliance Officer since January 2020.
Following his retirement, Mr. Belknap will continue to work with the Company in a consulting capacity to assist in an orderly transition. “We thank Keith for his dedicated service. We have relied on his advice and judgment for the last six years and wish him all the best in his retirement,” said Mr. Merrill.
John J. Kelley III Appointed to Board of Directors
The Company also today announced the appointment of John J. Kelley to the Board of Directors.
“We are pleased to welcome J. as our newest director,” said Norma A. Provencio, Beazer’s Lead Director. “J. has established himself as a seasoned business leader and senior executive with a wealth of expertise in matters of corporate governance, regulatory compliance and strategic execution. In addition, we look to draw on his considerable experience with respect to information technology and security, which makes him an especially valuable addition to our Board.”

Mr. Kelley has served as the Chief Legal Officer of Equifax Inc. (NYSE: EFX) since 2013, where he is responsible for legal services, compliance, government and legislative relations and corporate governance. Before joining Equifax, Mr. Kelley was a senior partner at King & Spalding LLP in its corporate practice group, where he led a broad range of corporate finance transactions, managed securities matters, and advised corporate clients regarding SEC reporting, disclosure and compliance matters.
Commitment to ESG Initiatives
During the quarter, the Company continued to exhibit leadership and commitment in advancing environmental, social and governance initiatives.
The Company remains dedicated to continually enhancing the energy efficiency of its homes in support of its industry-first pledge that, by the end of 2025, every new home the Company starts will be Zero Energy Ready, which means it will meet the requirements of the U.S. Department of Energy's (DOE) Zero Energy Ready Home program. By the end of the third quarter, the Company had Zero Energy Ready homes under construction in every division, consisting of 93% of new home starts. Notably, Beazer Homes has now certified more homes to the DOE's Single Family National Program requirements than any other home builder.
Exhibiting recognition for the Company's commitment to fostering a supportive, inclusive and fulfilling workplace culture, Beazer Homes was named to the 2024-2025 U.S. News Best Companies to Work For by U.S. News and World Report. The publication evaluated publicly-traded companies on many aspects of career satisfaction, including work-life balance, opportunities for professional development and advancement, company stability, belonging, and more.
In June, the Company published its 2023 Sustainability Report, which highlights its leadership in building energy-efficient homes and significant progress in advancing ESG. Key achievements include:
◦Recognized as EPA ENERGY STAR Partner of the Year Award with Sustained Excellence for the eighth consecutive year and EPA 2023 Indoor airPLUS Leader of the Year
◦Achieved 100% Indoor airPLUS qualification for all homes
◦Completed the Company’s first greenhouse gas (GHG) inventory, which showed significant reductions over the most recent three years
◦Received a 95% customer recommendation rating
◦Earned the 2023 Top Workplaces USA award and named to Newsweek’s list of America’s Most Trustworthy Companies
◦Expanded annual charitable giving to $2.5 million
◦Continued to improve diversity among employees and Board of Directors

Summary results for the three and nine months ended June 30, 2024 are as follows:

	Three Months Ended June 30,
	2024	2023		Change*
New home orders, net of cancellations	1,070	1,200		(10.8)%
Cancellation rates	18.6%	16.1%	250	bps
Orders per community per month	2.4	3.2		(23.9)%
Average active community count	146	124		17.2%
Active community count at quarter-end	146	125		16.8%
Land acquisition and land development spending (in millions)	$201.1	$131.6		52.7%

Total home closings	1,167	1,117		4.5%
ASP from closings (in thousands)	$505.3	$510.8		(1.1)%
Homebuilding revenue (in millions)	$589.6	$570.5		3.3%
Homebuilding gross margin	17.3%	20.2%		(290) bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	17.3%	20.3%		(300) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	20.3%	23.4%		(310) bps
SG&A expenses as a percent of total revenue	11.9%	11.5%		40 bps
Income from continuing operations before income taxes (in millions)	$29.7	$50.1		(40.7)%
Expense from income taxes (in millions)	$2.5	$6.2		(60.7)%
Income from continuing operations, net of tax (in millions)	$27.2	$43.8		(37.9)%
Basic income per share from continuing operations	$0.89	$1.44		(38.2)%
Diluted income per share from continuing operations	$0.88	$1.42		(38.0)%

Net income (in millions)	$27.2	$43.8		(37.9)%
Adjusted EBITDA (in millions)	$53.5	$72.8		(26.5)%
LTM Adjusted EBITDA (in millions)	$240.3	$325.4		(26.2)%
Total debt to total capitalization ratio	47.6%	48.4%		(80) bps
Net debt to net capitalization ratio	45.8%	40.3%		550 bps
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

Nine Months Ended June 30,
2024	2023	Change*
New home orders, net of cancellations	3,192	2,863	11.5%
Cancellation rates	16.2%	21.5%	(530)	bps
LTM orders per community per month	2.5	2.4	4.2%
Land acquisition and land development spending (in millions)	$597.5	$359.3	66.3%

Total home closings	2,954	3,013	(2.0)%
ASP from closings (in thousands)	$510.9	$516.6	(1.1)%
Homebuilding revenue (in millions)	$1,509.2	$1,556.6	(3.0)%
Homebuilding gross margin	18.5%	19.4%	(90) bps
Homebuilding gross margin, excluding I&A	18.5%	19.5%	(100) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	21.4%	22.6%	(120) bps
SG&A expenses as a percent of total revenue	12.4%	11.6%	80 bps
Income from continuing operations before income taxes (in millions)	$98.5	$118.4	(16.8)%
Expense from income taxes (in millions)	$10.4	$15.5	(33.0)%
Income from continuing operations, net of tax (in millions)	$88.1	$102.9	(14.4)%
Basic income per share from continuing operations	$2.88	$3.39	(15.0)%
Diluted income per share from continuing operations	$2.84	$3.36	(15.5)%

Net income (in millions)	$88.1	$102.9	(14.3)%
Adjusted EBITDA (in millions)	$150.3	$182.1	(17.5)%
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	As of June 30,
	2024	2023	Change
Backlog units	1,949	1,941	0.4%
Dollar value of backlog (in millions)	$1,046.5	$1,009.8	3.6%
ASP in backlog (in thousands)	$536.9	$520.3	3.2%
Land and lots controlled	28,365	22,719	24.9%
Conference Call
The Company will hold a conference call on August 1, 2024 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 630-395-0227). To be admitted to the call, enter the pass code "8571348." A replay of the conference call will be available, until 11:59 PM ET on August 15, 2024 at 888-296-6948 (for international callers, dial 203-369-3028) with pass code "3740."
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•the cyclical nature of the homebuilding industry and deterioration in homebuilding industry conditions;
•other economic changes nationally and in local markets, including declines in employment levels, increases in the number of foreclosures and wage levels, each of which are outside our control and may impact consumer confidence and affect the affordability of, and demand for, the homes we sell;
•elevated mortgage interest rates for prolonged periods, as well as further increases and reduced availability of mortgage financing due to, among other factors, additional actions by the Federal Reserve to address sharp increases in inflation;
•financial institution disruptions, such as the bank failures that occurred in 2023;
•continued supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•continued shortages of or increased costs for labor used in housing production, and the level of quality and craftsmanship provided by such labor;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive;
•decreased revenues;
•decreased land values underlying land option agreements;
•increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures;
•not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory;

•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);
•changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as the IRS's recent guidance regarding heightened qualification requirements for federal credits for building energy-efficient homes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control, such as the conflict between Russia and Ukraine and the conflict in the Gaza strip;
•potential negative impacts of public health emergencies such as the COVID-19 pandemic;
•the potential recoverability of our deferred tax assets;
•increases in corporate tax rates;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches, including cybersecurity incidents impacting third-party service providers that we depend on to conduct our business;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters); and
•the success of our ESG initiatives, including our ability to meet our goal that by the end of 2025 every home we start will be Zero Energy Ready, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Zero Energy Ready future.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
in thousands (except per share data)	2024	2023	2024	2023
Total revenue	$595,682	$572,544	$1,524,040	$1,561,380
Home construction and land sales expenses	492,178	455,485	1,240,953	1,255,356
Inventory impairments and abandonments	200	315	200	616
Gross profit	103,304	116,744	282,887	305,408
Commissions	21,233	19,473	52,764	51,883
General and administrative expenses	49,655	46,464	135,645	129,891
Depreciation and amortization	3,892	2,907	9,698	8,440
Operating income	28,524	47,900	84,780	115,194
Loss on extinguishment of debt, net	—	(18)	(437)	(533)
Other income, net	1,136	2,176	14,136	3,759
Income from continuing operations before income taxes	29,660	50,058	98,479	118,420
Expense from income taxes	2,452	6,241	10,372	15,488
Income from continuing operations	27,208	43,817	88,107	102,932
Income (loss) from discontinued operations, net of tax	2	—	2	(77)
Net income	$27,210	$43,817	$88,109	$102,855
Weighted-average number of shares:
Basic	30,513	30,395	30,625	30,335
Diluted	30,935	30,860	31,017	30,649
Basic income per share:
Continuing operations	$0.89	$1.44	$2.88	$3.39
Discontinued operations	—	—	—	—
Total	$0.89	$1.44	$2.88	$3.39
Diluted income per share:
Continuing operations	$0.88	$1.42	$2.84	$3.36
Discontinued operations	—	—	—	—
Total	$0.88	$1.42	$2.84	$3.36

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
Capitalized Interest in Inventory	2024	2023	2024	2023
Capitalized interest in inventory, beginning of period	$123,214	$113,886	$112,580	$109,088
Interest incurred	20,615	18,027	58,510	53,891
Capitalized interest amortized to home construction and land sales expenses	(17,267)	(17,504)	(44,528)	(48,570)
Capitalized interest in inventory, end of period	$126,562	$114,409	$126,562	$114,409

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	June 30, 2024	September 30, 2023
ASSETS
Cash and cash equivalents	$73,212	$345,590
Restricted cash	35,224	40,699
Accounts receivable (net of allowance of $284 and $284, respectively)	64,566	45,598
Income tax receivable	1,675	—
Owned inventory	2,171,924	1,756,203
Deferred tax assets, net	131,951	133,949
Property and equipment, net	38,135	31,144
Operating lease right-of-use assets	19,175	17,398
Goodwill	11,376	11,376
Other assets	47,308	29,076
Total assets	$2,594,546	$2,411,033
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$188,872	$154,256
Operating lease liabilities	20,560	18,969
Other liabilities	137,391	156,961
Total debt (net of debt issuance costs of $8,734 and $5,759, respectively)	1,069,408	978,028
Total liabilities	1,416,231	1,308,214
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,082,264 issued and outstanding and 31,351,434 issued and outstanding, respectively)	31	31
Paid-in capital	852,165	864,778
Retained earnings	326,119	238,010
Total stockholders’ equity	1,178,315	1,102,819
Total liabilities and stockholders’ equity	$2,594,546	$2,411,033

Inventory Breakdown
Homes under construction	$914,549	$644,363
Land under development	1,002,720	870,740
Land held for future development	19,879	19,879
Land held for sale	14,724	18,579
Capitalized interest	126,562	112,580
Model homes	93,490	90,062
Total owned inventory	$2,171,924	$1,756,203

BEAZER HOMES USA, INC.
SUPPLEMENTAL OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
SELECTED OPERATING DATA	2024	2023	2024	2023
Closings:
West region	728	634	1,849	1,775
East region	240	253	591	644
Southeast region	199	230	514	594
Total closings	1,167	1,117	2,954	3,013

New orders, net of cancellations:
West region	715	705	2,108	1,584
East region	250	251	685	667
Southeast region	105	244	399	612
Total new orders, net	1,070	1,200	3,192	2,863

	As of June 30,
Backlog units:	2024	2023
West region	1,292	1,066
East region	417	433
Southeast region	240	442
Total backlog units	1,949	1,941
Aggregate dollar value of homes in backlog (in millions)	$1,046.5	$1,009.8
ASP in backlog (in thousands)	$536.9	$520.3

in thousands	Three Months Ended June 30,		Nine Months Ended June 30,
SUPPLEMENTAL FINANCIAL DATA	2024	2023	2024	2023
Homebuilding revenue:
West region	$365,906	$326,883	$945,179	$930,166
East region	121,239	132,863	304,623	338,763
Southeast region	102,498	110,789	259,396	287,697
Total homebuilding revenue	$589,643	$570,535	$1,509,198	$1,556,626

Revenue:
Homebuilding	$589,643	$570,535	$1,509,198	$1,556,626
Land sales and other	6,039	2,009	14,842	4,754
Total revenue	$595,682	$572,544	$1,524,040	$1,561,380

Gross profit:
Homebuilding	$101,983	$115,493	$278,700	$302,195
Land sales and other	1,321	1,251	4,187	3,213
Total gross profit	$103,304	$116,744	$282,887	$305,408

Reconciliation of homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales (each a non-GAAP financial measure) to their most directly comparable GAAP measures is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended June 30,				Nine Months Ended June 30,
in thousands	2024		2023		2024		2023
Homebuilding gross profit/margin (GAAP)	$101,983	17.3%	$115,493	20.2%	$278,700	18.5%	$302,195	19.4%
Inventory impairments and abandonments (I&A)	200		315		200		616
Homebuilding gross profit/margin excluding I&A (Non-GAAP)	102,183	17.3%	115,808	20.3%	278,900	18.5%	302,811	19.5%
Interest amortized to cost of sales	17,267		17,504		44,528		48,570
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales (Non-GAAP)	$119,450	20.3%	$133,312	23.4%	$323,428	21.4%	$351,381	22.6%

Reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to total company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing core operating results and underlying business trends by eliminating many of the differences in companies' respective capitalization, tax position, level of impairments, and other non-recurring items. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended June 30,		Nine Months Ended June 30,		LTM Ended June 30,(a)
in thousands	2024	2023	2024	2023	2024	2023
Net income (GAAP)	$27,210	$43,817	$88,109	$102,855	$143,865	$189,678
Expense from income taxes	2,453	6,241	10,373	15,466	18,843	39,050
Interest amortized to home construction and land sales expenses and capitalized interest impaired	17,267	17,504	44,528	48,570	64,447	74,086
EBIT (Non-GAAP)	46,930	67,562	143,010	166,891	227,155	302,814
Depreciation and amortization	3,892	2,907	9,698	8,440	13,456	12,699
EBITDA (Non-GAAP)	50,822	70,469	152,708	175,331	240,611	315,513
Stock-based compensation expense	2,474	1,989	5,536	5,247	7,564	7,210
Loss on extinguishment of debt	—	18	437	533	450	146
Inventory impairments and abandonments(b)	200	315	200	616	225	2,205
Gain on sale of investment(c)	—	—	(8,591)	—	(8,591)	—
Severance expenses	—	—	—	335	—	335
Adjusted EBITDA (Non-GAAP)	$53,496	$72,791	$150,290	$182,062	$240,259	$325,409
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."
(c) We previously held a minority interest in a technology company specializing in digital marketing for new home communities, which was sold during the quarter ended March 31, 2024. In exchange for the previously held investment, we received cash in escrow along with a minority partnership interest in the acquiring company, which was recorded within other assets in our condensed consolidated balance sheets. The resulting gain of $8.6 million from this transaction was recognized in other income, net on our condensed consolidated statement of operations. The Company believes excluding this one-time gain from Adjusted EBITDA provides a better reflection of the Company's performance as this item is not representative of our core operations.

Reconciliation of net debt to net capitalization ratio (a non-GAAP financial measure) to total debt to total capitalization ratio, the most directly comparable GAAP measure, is provided for each period below. Management believes that net debt to net capitalization ratio is useful in understanding the leverage employed in our operations and as an indicator of our ability to obtain financing. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

in thousands	As of June 30, 2024	As of June 30, 2023
Total debt (GAAP)	$1,069,408	$981,128
Stockholders' equity (GAAP)	1,178,315	1,044,785
Total capitalization (GAAP)	$2,247,723	$2,025,913
Total debt to total capitalization ratio (GAAP)	47.6%	48.4%

Total debt (GAAP)	$1,069,408	$981,128
Less: cash and cash equivalents (GAAP)	73,212	276,125
Net debt (Non-GAAP)	996,196	705,003
Stockholders' equity (GAAP)	1,178,315	1,044,785
Net capitalization (Non-GAAP)	$2,174,511	$1,749,788
Net debt to net capitalization ratio (Non-GAAP)	45.8%	40.3%